Exhibit 10.8

March 5, 2024

Jami Rubin

Re:	Amended and Restated Employment Offer Letter

Dear Jami:

You are currently a party to an employment offer letter with Boundless Bio, Inc. (the “Company”) dated July 7, 2023 (the “Prior Agreement”). You and the Company hereby agree to amend and restate the Prior Agreement to memorialize the terms of your continued employment with the Company, as provided in this amended and restated employment letter agreement (this “Amended Agreement”), effective as of the date on which the Company consummates its initial public offering (“IPO”). In the event the IPO does not occur, this Amended Agreement shall not become effective and the Prior Agreement shall continue in full force and effect.

• DUTIES. You will continue to serve as the Company’s Chief Financial Officer and perform such duties as are customarily associated with such position and such other duties as are assigned to you by the Company’s Chief Executive Officer (“CEO”). You will continue to report to the CEO. Your position will continue to be entirely remote provided that you may also, from time to time, and as is mutually agreeable to you and the CEO, perform your duties at the Company’s headquarters. This is an exempt position, meaning that you are not eligible for overtime compensation.

• EXCLUSIVE SERVICES. You shall perform your services on a full-time basis and devote your full working time and attention to the business affairs of the Company and its affiliates. Subject to the terms of the Company’s form of Proprietary Information and Inventions Agreement (the “Proprietary Information and Inventions Agreement”), as described below, this shall not preclude you from (a) devoting time to personal and family investments, (b) participating in industry associations, or (c) your role as a venture partner to ARCH or (d) serving on the board of directors of Relay Therapeutics, noting that any other potential positions on the board of directors of any other company shall be subject to the prior approval of the CEO or the Company’s Board of Directors (the “Board”), provided such activities do not interfere with your duties to the Company, as determined in good faith by the CEO or the Board. To avoid conflicts of interest, it is understood and agreed that while employed by the Company, other than your current engagement as approved by the CEO and your position on the board of directors of Relay Therapeutics, you will not engage in any other employment, consulting, board, advisory or other business activity, unless you first obtain the approval of the CEO.

• COMPENSATION. Your initial compensation will be as follows:

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BASE SALARY. From and after the IPO, you will receive an annual base salary increase to the annual base salary rate approved by the Board and communicated to you in a separate compensation memorandum, for all hours worked, subject to periodic review and adjustment at the discretion of the Board or the Compensation Committee of the Board, to be paid in accordance with the Company’s customary payroll practices.

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ANNUAL BONUS. You will be eligible to earn an annual performance bonus under the Company’s annual bonus plan, subject to the terms and conditions of such plan, and your bonus target will be a percentage of your base salary established by the Board and communicated to you in a separate compensation memorandum. Except as provided in the Severance Plan (as defined below), you must be employed by the Company on the date of payment of such annual bonus in order to be eligible to receive such annual bonus. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

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EQUITY AWARDS. You will be eligible to receive stock options to purchase shares of the Company’s common stock and other equity awards covering shares of the Company’s common stock subject to the approval of the Board or its compensation committee and the terms and conditions of the Company’s 2024 Incentive Award Plan (or the Company’s other stock option and equity award plans or agreements, as in effect from time to time) and an award agreement thereunder.

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STOCK OPTIONS. In connection with your commencement of employment, you were granted stock options to purchase 3,835,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of grant (the “Initial Stock Options”). The Initial Stock Options were granted pursuant to the Company’s 2018 equity incentive plan (the “2018 Plan”). The Initial Stock Options are subject to the terms and conditions of the 2018 Plan and your stock option agreement. The Initial Stock Options vest over a four year period, with 25% of the Initial Stock Options vesting on the first anniversary of your start date and the remaining Initial Stock Options vesting in 36 equal monthly installments thereafter, subject to your continued employment or service to the Company on each such vesting date. The vesting of a portion of your Initial Stock Options will be eligible for acceleration as provided in your stock option agreement in the event the Company completes an underwritten initial public offering resulting in gross proceeds to the Company of at least $100,000,000 (a “Qualifying IPO”) within the first two years of your employment. If the Qualifying IPO occurs in the first year of your employment, that portion of your Initial Stock Options equal to 25% of the original grant amount will accelerate and become vested on the date of such Qualifying IPO. If the Qualifying IPO occurs in the second year of your employment, such portion of your Initial Stock Options will accelerate and become vested as of the date of the Qualifying IPO so that you are vested in 50% of the original grant amount as of such date. In each instance, your Initial Stock Options will resume vesting in equal monthly amounts on the next anniversary of your start date after the Qualifying IPO until completion of the four year vesting period. For clarity, your Initial Stock Option vesting will not accelerate if a Qualifying IPO does not occur during the first two years of your employment; provided however, a portion of your Initial Stock Options equal to 25% of the original grant amount will be eligible for acceleration as provided in your stock option agreement in the event that your employment is ended by a Qualifying Termination (as defined in the Severance Plan) in the first year of your employment.

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BENEFITS. You will continue to be eligible to participate in the employee benefit plans and other programs the Company generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans and programs. You will be entitled to paid time off and all holidays in accordance with Company policy. The Company reserves the right to change its employee benefit plans and other programs provided to its employees from time to time in its discretion.

•	DEDUCTIONS; WITHHOLDING. All amounts payable to you will be subject to appropriate payroll deductions and withholdings.

• EXPENSES. You will continue to be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, including all travel to and from the Company’s headquarters, with appropriate documentation and in accordance with the Company’s standard policies.

• SEVERANCE. Any rights to payments or benefits you may have in connection with any termination of employment will be governed by and no less favorable than those in effect as of the closing of the Company’s IPO under the Company’s Severance and Change in Control Severance Plan (the “Severance Plan”), a copy of which has been provided to you. By signing this Amended Agreement, you acknowledge your designation as a Tier 2 Covered Employee (as defined in the Severance Plan) in the Severance Plan and your understanding that you agree to all the terms and conditions of the Severance Plan, including certain promises and covenants contained in Section 7.2 of the Severance Plan, and your Participation Agreement with respect to your participation in the Severance Plan (the “Participation Agreement”) (in each case, which apply regardless of whether you receive any payments or benefits under the Severance Plan). A copy of your Participation Agreement is attached to this Amended Agreement.

• SECTION 409A. To the extent applicable, this Amended Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Amended Agreement comply with, or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Amended Agreement shall be interpreted to be in compliance with such intention. Any reimbursement of expenses or in-kind benefits payable under this Amended Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

• COMPANY POLICIES. As an employee of the Company, you shall be expected to abide by all of the Company’s policies and procedures and the Company’s employee handbook. With the exception of its at-will employment policy, which can be changed only in a written agreement signed by the CEO, the Company may modify, revoke, suspend, or terminate any of its policies, procedures, or any terms described in the employee handbook, in whole or part, at any time, with or without notice.

• PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. You have previously executed and agree to continue to abide by the terms of the Company’s form of Proprietary Information and Inventions Agreement, which shall survive termination of your employment with the Company and the termination of this Amended Agreement.

• OTHER PROTECTIONS. You acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the confidential information to your attorney and use the confidential information in the court proceeding, if you file any document containing the confidential information under seal, and do not disclose the confidential information, except pursuant to court order. In addition, nothing in this Amended Agreement or the Proprietary Information and Inventions Agreement shall prevent you from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful.

• THIRD-PARTY AGREEMENTS. You represent and agree that your performance of your duties for the Company shall not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure of, or use, on behalf of the Company, any confidential information belonging to any of your former employers or any other third party. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information.

• SEVERABILITY. Whenever possible, each provision of this Amended Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amended Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Amended Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

• SUCCESSORS AND ASSIGNS. This Amended Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

• ENTIRE AGREEMENT. This Amended Agreement, the Proprietary Information and Inventions Agreement, and the Participation Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein and therein, including, without limitation, the Prior Agreement. This Amended Agreement, the Proprietary Information and Inventions Agreement, and the Participation Agreement supersede any other such promises, warranties, representations or agreements between you and the Company. This Amended Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

• INDEMNIFICATION. You are entitled to indemnification in accordance with the Company’s bylaws, charter, other organizational documents and applicable law. You are covered as an insured under any contract of directors and officers liability insurance. This paragraph shall survive any termination of your employment or of this Amended Agreement with respect to all of your acts and omissions to act occurring during your employment.

• GOVERNING LAW. This Amended Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof.

If you choose to accept this Amended Agreement under the terms described above, please acknowledge your acceptance of by returning a signed copy of this Amended Agreement to our attention.

Sincerely,

Boundless Bio, Inc.

/s/ Zachary D. Hornby
Name: Zachary D. Hornby
Title: Chief Executive Officer

Agreed and Accepted:

I have read and understood this Amended Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge and agree that no other commitments were made to me in connection with this Amended Agreement except as specifically set forth herein.

/s/ Jami Rubin	Date: March 5, 2024
Jami Rubin

Attachments:	Proprietary Information and Inventions Agreement
Participation Agreement